SCHEDULE A FORM OF GRANT AGREEMENT This agreement is entered into this _____day of _________________, 20_____, between Fortis Inc. (the “Corporation”) and __________________________________(the “Participant”) pursuant to the 2020 restricted share unit plan (the “Plan”) adopted by the Corporation on January 1, 2020. Pursuant to and in accordance with the Plan and in consideration of [Cdn.$1.00 / US$1.00] and services rendered by such Participant to the Corporation, the Corporation agrees to grant the following restricted share units (the “Restricted Share Units”) of the Corporation to the Participant: Number of Restricted Grant Date Election Deadline Vesting Date Share Units In addition to the terms set out in this agreement, the granting and redemption of the Restricted Share Units are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this agreement. This agreement shall be binding upon and enure to the benefit of the Corporation, its successors and assigns and the Participant and the legal representatives of his or her estate and any other person who acquires the Participant’s rights in respect of the Restricted Share Units by testate succession or by the laws of descent and distribution. By executing this agreement, the Participant confirms and acknowledges that he or she has been provided with a copy of the Plan, has not been induced to enter into this agreement or acquire any Restricted Share Units by expectation of employment or continued employment with the Corporation and is bound by all of the terms and conditions of this agreement and the Plan applicable to the Restricted Share Units. The Participant acknowledges and agrees that he or she will not be entitled to elect to receive the Payout Amount under the Plan and shall receive a Payout Share for 50% of the Vested Units covered by this agreement where the Participant does not satisfy his or her Share Ownership Requirements on the Election Deadline for the Restricted Share Units covered by this agreement (including any Restricted Share Units credited in respect of such Restricted Share Units pursuant to Section 4.3 of the Plan). In certain other circumstances enumerated in the Plan, the Participant may lose the right to elect to receive Payout Shares. Any election to receive Payout Shares must be made in respect of 50% or 100% of the Restricted Share Units covered by this agreement (including any Restricted Share Units credited in respect of such Restricted Share Units pursuant to Section 4.3 of the Plan).

- 2 - If no election is provided by an eligible Participant in writing to the Administrator on or before the Election Deadline, the Participant will be deemed to have elected to receive the Payout Amount in respect of each Vested Unit. Please indicate if you are a U.S. Taxpayer (as defined in the Plan) by checking the box below:  U.S. Taxpayer If you become a U.S. Taxpayer after the date of this agreement please contact your local Human Resources Department. [Remainder of page intentionally left blank.]

FORTIS INC. by Name: ◼ Title: ◼ [Participant]